Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement Nos. 333-127820 and 333-138339 on Form S-8 of our report dated February 16, 2006, relating to the financial statements of Bio Solutions Manufacturing, Inc., which appear in this Annual Report on Form 10-KSB of Bio Solutions Manufacturing, Inc. for the fiscal year ended October 31, 2005.

/s/ Baum & Company, P.A.

Baum & Company, P.A.
Coral Springs, Florida

March 22, 2007